ADMINISTRATION AND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into this ____ day of ______________, 2006, by and between CITIGROUP ALTERNATIVE INVESTMENTS TRUST (the "Trust"), a Delaware statutory trust, on behalf of its series, CITIGROUP ALTERNATIVE INVESTMENTS TAX ADVANTAGED SHORT TERM FUND (the "Fund") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the investment portfolio of the Fund is managed by Citigroup Alternative Investments LLC (in such capacity, the "Advisor");

         WHEREAS, USBFS is, among other things, in the business of providing fund administration and accounting services for the benefit of its customers; and

         WHEREAS, the Trust desires to retain USBFS to provide fund administration and accounting services to the Fund listed on Exhibit A hereto.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment of USBFS as Administrator and Accountant

         The Trust hereby appoints USBFS as administrator and accountant of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.       Services and Duties of USBFS as Administrator

         USBFS shall provide the following administration services to the Fund:

         A.   General Fund Management:

              1) Act as liaison among all Fund service providers to the extent requested by the Fund.
              2) Supply:
                 a. Office facilities (which may be in USBFS' or its affiliate's own offices).
                 b. Non-investment-related statistical and research data as needed.
              3) To the extent requested by the Fund, coordinate the Trust's
                 Board of Trustees' (the "Board of Trustees" or the "Trustees") communications, such as:
                 a. Prepare reports for the Board of Trustees based on financial and administrative data.
                 b. Evaluate independent auditor.
                 c. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings thereto.
                 d. Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees' review at such meetings.
              4) Audits:
                 a. Prepare appropriate schedules and assist independent
                    auditors.
                 b. Provide information to the SEC and facilitate audit process.


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                 c. Provide office facilities.

         B.   Compliance:

              1) Monitor compliance with the 1940 Act requirements, including:
                 a. Total return, SEC yield calculations and leverage limits.
                 b. Code of Ethics requirements for the disinterested Trustees of the Fund.
                 c. Maintenance of books and records under Rule 31a-3.
              2) Monitor Fund's compliance with the policies and investment limitations of the Fund as set forth in the offering memorandum of the Fund.
              3) Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the "SOX Act") or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS' standard of care set forth herein.
              4) Monitor the Fund's status as a regulated investment company under Subchapter M, as agreed upon by the Fund and USBFS, including without limitation, review of the following:
                 a. Asset diversification requirements.
                 b. Qualifying income requirements.
                 c. Distribution requirements.
              5) Reasonably cooperate with the Chief Compliance Officer (the
                 "CCO") of the Trust in respect of the CCO's initial and periodic reviews of the aspects of USBFS' compliance program relevant to the Trust and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a.1 under the 1940 Act).
              6) Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

         C.   SEC Registration and Reporting. To the extent requested by the
              Fund:
              1) Prepare and file annual and semiannual reports, Forms N-SAR,
                 N-CSR, Form N-Q and N-PX filings.
              2) File fidelity bond under Rule 17g-1.
              3) File shareholder reports under Rule 30b2-1.

         D.   Financial Reporting:

              1) Supervise the Trust's custodian and fund accountants in the maintenance of the Trust's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders.
              2) Compute the total return and expense ratio of the Fund and the
                 Fund's portfolio turnover rate.
              3) Monitor the expense accruals and notify the Trust's management of any proposed adjustments.
              4) Prepare semi-annual financial statements, which include with out limitation the following items:
                 a. Schedule of Investments.
                 b. Statement of Assets and Liabilities.
                 c. Statement of Operations.
                 d. Statement of Changes in Net Assets.
                 e. Statement of Cash Flows.
              5) Coordinate certification requirements pursuant to the
                 Sarbanes-Oxley Act.

         E.   Tax Reporting. Subject to approval by the Fund:

              1) Prepare and file on a timely basis appropriate state property tax returns including any necessary schedules.


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              2) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.
              3) Prepare state income breakdowns where relevant.
              4) File Form 1099 Miscellaneous payments to Trustees and other service providers.
              5) Monitor tax items requiring special treatment, including wash sales losses in accordance with Section 1091 of the Code, straddles (Code Section 1092), 1256 contracts, constructive sales (Code Section 1259), short sales (Code Section 1233), foreign currency gain and loss (Code Section 988), foreign taxes paid, and passive foreign investment company interests, qualified dividend income and/or such other items requested by the Fund.
              6) Calculate eligible dividend income for corporate shareholders.
              7) Calculate required distributions (including excise tax
                 distributions).

3.       Services and Duties of USBFS as Accountant
         A. Portfolio Accounting:

              1) Maintain portfolio records as of trade date (trade date for the last day of a fiscal year if required by the Fund's auditors) basis using security trade information communicated from the Advisor.

              2) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

              3) Determine gain/loss on security sales in accordance with the
                 Governing Documents [DEFINED? - should this be the prospectus?] and identify them as short-term or long-term; account for periodic distributions of gains or losses to Shareholders of the Fund (the "Shareholders") and maintain undistributed gain or loss balances as of each valuation date.

              4) Calculate the Management Fee (as those terms are defined in the
                 Governing Documents),any sub-advisory fee, sales charge and monitor for compliance with the expense limitation arrangement as set forth in the Governing Documents.

              5) As of the last business day of each month within 5 business days of the last day of the month, calculate the expense accrual amounts in accordance with the Governing Documents or otherwise as directed by the Company as to methodology, rate or dollar amount.

              6) Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

              7) As of the last business day of each month within 5 business days of the last day of the month, determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Governing Documents.

              8) Reconcile cash and investment balances of the Fund with the
                 Trust's custodian.

              9) Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

              10) Prepare and provide various statistical data relating to the
                 Fund as requested on an ongoing basis, including security transactions listings and portfolio valuations.

         B.   Unitized Company Accounting:

              1) Account for Fund capital contributions and withdrawals on a timely basis in accordance with the Governing Documents.
              2) Calculate per Share net asset value, per Share net earnings, and other per Share amounts reflective of the Fund's operations at such time as required by the nature and characteristics of the Fund (or as specified in the Governing Documents).
              3) Communicate, within 5 business days of the last day of the month, the per Share price for the last business day of the month.


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

              4) Record each monthly dividend accrual amount for ex-dividend date purposes and based upon such amount, calculate accrued dividends per share and based upon such amount, calculate accrued dividends per share.

4.       Pricing of Securities

              For the last business day of each month date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Fund and apply those prices to the portfolio positions the Fund, consistent with the provisions of the Governing Documents. For those securities where market quotations are not readily available, the Advisor shall approve, in good faith, procedures for determining the fair value for such securities.

              If the Advisor desires to provide a price that varies from the price provided by the pricing source, the Advisor shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

              Notwithstanding anything to the contrary in Section 8 below, as more fully provided in this paragraph, USBFS shall reimburse the Fund and its Shareholders for losses due to NAV Differences (as defined below) arising out of, or relating to, USBFS' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. Specifically, USBFS shall reimburse for any net losses during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $0.10 per Fund Share and that, as a percentage of Recalculated NAV (as defined below) of such Fund, is at least 1/2 of 1%; provided, however, that USBFS shall not be responsible for reimbursing any Fund Shareholder experiencing a loss during any such NAV Error Period of less than $25. In providing reimbursement to the Fund and any Fund Shareholder, USBFS shall, at its option, in good faith but in consultation with the Trust, either make direct payment limited to the amount of the NAV Differences for the applicable Fund and any Fund Shareholder, or will reprocess the Shareholder transactions affected by the NAV Differences. NAV Differences and any liability of USBFS therefrom are to be calculated each time the Fund's net asset value per Share is calculated. For purposes of calculating USBFS' liability hereunder, gains shall offset losses within each NAV Error Period and future losses; however, net gains shall not be carried back to offset losses in a prior NAV Error Period. For purposes of this paragraph:

                    (i) "NAV Error Period" means any month during which any NAV Difference exists.

                    (ii) "NAV Difference" means the difference between the Recalculated NAV and the net asset value per Share at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

                    (iii) "Recalculated NAV" means the net asset value per Share at which a Shareholder purchase or redemption should have been effected.

5.       Changes in Accounting Procedures

              Any changes to the Governing Documents that affect accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.       Changes in Equipment, Systems, Etc.

              USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.       Compensation


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

              USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.       Representations and Warranties

         A. The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

                  (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (2) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

                  (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

         B. USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

                  (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (2) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

                  (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.


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

9.       Standard of Care; Indemnification; Limitation of Liability

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS' control, except a loss arising out of or relating to USBFS' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "USBFS" shall include USBFS' directors, officers and employees.

              USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS' refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Trust" shall include the Trust's directors, officers and employees.

              Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

              In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS' premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

              Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the


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

              indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

         C. The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

         D. If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

         E. Any amounts owed by the Trust to USBFS under this Section 9 shall only be paid out of the assets and property of the particular Fund involved.

10.      Notification of Error

         The Fund will notify USBFS of any balancing or control errors caused by USBFS upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any Shareholder regarding any such balancing or control error.

11.      Data Necessary to Perform Services

         The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.      Proprietary and Confidential Information

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

         Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

13.      Records

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.      Compliance with Laws

         The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus. USBFS' services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee's oversight responsibility with respect thereto.

15.      Term of Agreement; Amendment

         This Agreement shall become effective as of the date first written above (or, if later, that date as of which this Agreement may be first approved by a vote of the Trust's Board of Trustees), and will continue in effect for a period of two (2) years from the date hereof. Subsequent to the initial two-year term, this Agreement may be terminated by either party by prior written notice, such termination to take effect not sooner than ninety (90) days after the date of delivery or mailing of notice (180 days in the case of termination by the Custodian) or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

16.      Duties in the Event of Termination

         In the event that, in connection with termination, a successor to any of USBFS' duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS' personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

17.      Assignment

         This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust's Board of Trustees.

18.      Governing Law

         This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.      No Agency Relationship


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

         Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.      Services Not Exclusive

         Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.      Invalidity

         Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.      Notices

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                U.S. Bancorp Fund Services, LLC
                615 East Michigan Street
                Milwaukee, WI 53202
                Fax No.: 414-212-7262

         and notice to the Trust shall be sent to:

                Citigroup Alternative Investments Tax Advantaged Short Term Fund c/o Citigroup Alternative Investments LLC
                Attention: CFIA COO
                731 Lexington Avenue, 26th Floor, New York, NY 10022 212-793-5420 (fax)

23.      Multiple Originals

         This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CITIGROUP ALTERNATIVE                       U.S. BANCORP FUND SERVICES, LLC
INVESTMENTS TRUST


By:____________________________             By:_____________________________

Name:__________________________             Name:___________________________

Title:___________________________           Title:____________________________

                                    Exhibit A
                                     to the
                     Fund Administration Servicing Agreement

Fund Names

Separate Series of Citigroup Alternative Investments Trust

Name of Fund

Citigroup Alternative Investments Tax Advantaged Short Term Fund

                                    Exhibit B
                                     to the
           Fund Administration and Fund Accounting Servicing Agreement


Administration Services: (Administration, Portfolio Valuation, Financial Reporting, Taxation and Fund Accounting). Fund to be priced Monthly.
            Administration, Fund Accounting per Fund:

                9 basis points per annum on the first $250 million
                7 basis points per annum on the next $250 million
                5 basis points per annum on the next $500 million
                3 basis points per annum on all assets above $1 billion


                Plus out-of-pocket expenses, including but not limited to:
                        Statements (if necessary)
                        Printing/Postage, Stationery (if necessary)
                        Programming /customization (if necessary)
                        Securities pricing fees
                        Federal and state regulatory filing fees
                        Expenses from U.S. Bancorp participation in client meetings
                        SAS-70 or other policies and procedures certification



                                      B-1